Certification of Code of Ethics

Principal Underwriter

BHIL Distributors, Inc.

We hereby certify that, in contemplating the role as principal underwriter for the Navellier Fund, we have adopted procedures reasonably necessary to prevent Access Persons, as defined under Rule 17j-1 of the Investment Company Act of 1940 from violating the Code of Ethics. Such procedures will be implemented as of the effective date of the Underwriting Agreement.

BHIL Distributors, Inc.

/s/ Scott Englehart

Name:  Scott Englehart, Principal

Date:   July 29, 2009